Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(281) 921-6400
Release #11-17
CARBO CERAMICS INC. ANNOUNCES THIRD QUARTER 2011 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Quarterly revenues of $167.1 million were up 41 percent compared to the prior year

•	Net income of $36.9 million, or $1.59 per diluted share for the quarter

•	Commenced production on the new 250 million lb. Line 4 at Toomsboro, Georgia plant
HOUSTON (October 27, 2011) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $36.9 million, or $1.59 per diluted share, on revenues of $167.1 million for the quarter ended September 30, 2011.
President and CEO Gary Kolstad commented, “We are pleased that CARBO set a number of financial and operational records during the quarter. The exceptional third quarter results continued to highlight the importance that our clients place on high conductivity proppant, especially in the North American liquids-rich resource plays such as the Bakken, Colony Granite Wash, Eagle Ford, and Permian.”
“The demand by E&P operators for our high quality, high conductivity ceramic proppant continues to grow, as evidenced by the company’s record ceramic proppant sales volume for the quarter. The benefit E&P operators see, as measured by increased production and higher estimated ultimate recovery (EURs), continues to enhance their economic returns. We continue to work with our clients to optimize their fracs and maximize their profit through Economic Conductivity® analysis.”
“Regarding our commitment to capacity growth, we were excited to commence production ahead of schedule at the company’s newest 250 million lb. production line at our Toomsboro, Georgia plant,” Mr. Kolstad said.
Third Quarter Results
Revenues for the third quarter of 2011 increased 41 percent, or $48.6 million, when compared to the third quarter of 2010. North American (defined as Canada and the U.S.) proppant sales volume increased 31 percent while international proppant sales volume increased 29 percent, compared to the same period last year.
Operating profit for the third quarter of 2011 increased 80 percent, or $24.9 million, compared to the third quarter of 2010. This increase is due to higher sales volume, an increase in the average proppant selling price, a change in product mix and a higher contribution from other business units, partially offset by an increase in selling, general and administrative expenses.
Net income for the third quarter of 2011 increased 83 percent, or $16.7 million, compared to the third quarter of 2010.

Proppant Sales Volumes	Three Months Ended	Three Months Ended
(in millions lbs)	September 30, 2011	September 30, 2010
Ceramic Proppant Volumes	398	306
Other Proppant Volumes*	34	26

Total	432	332

*	Includes CARBOBOND® RCS (resin-coated sand) and API / ISO certified ceramic proppant manufactured on an outsourced basis.

CARBO Ceramics 2011 Third Quarter Earnings Release
October 27, 2011

Technology and Business Highlights
•	Toomsboro Line 4 commenced operations in September. The addition of this line increases CARBO’s total ceramic proppant capacity to 1.75 billion pounds per year. With the start-up of Line 4, CARBO continues to try to meet the additional demand for its high quality, high conductivity lightweight ceramic proppants, in the liquids-rich plays.
•	New Iberia Line 2 remains on schedule for completion near the end of the fourth quarter. Once completed, this line will increase CARBO’s resin-coated sand capacity to 0.35 billion pounds per year of CARBOBOND® RCS (Resin-Coated Sand).
•	CARBO’s resin-coated suite of products, CARBOBOND® LITE® and CARBOBOND® RCS, continue to see increased demand from various North American unconventional reservoirs.
•	Falcon TechnologiesTM continues to gain traction among the various resource plays across North America, including the Marcellus where Surface Mounted Containment systems have now been successfully deployed in Pennsylvania, West Virginia and New York. Falcon continues to develop solutions that are engineered to protect the environment and our clients’ assets.
•	Fracpro® Software continues to see wide acceptance of its Frac Van display software, FracproXCHANGE. This product brings all the plotting and graphing capability of Fracpro to the jobsite, allowing superior visualization of the real-time data.
•	The company repurchased 55,000 shares of its common stock at an average price of $120.89 per share during the third quarter pursuant to its previously announced stock repurchase program. Since September 2008, 1.8 million shares have been repurchased at an average price of $39.93 per share.
Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “We exited the third quarter with positive momentum. As a result, we expect proppant sales volumes to remain healthy, tempered by typical fourth quarter seasonality. Although broader economic issues remain fluid and commodity prices continue to fluctuate, we remain optimistic with respect to proppant demand in 2012. Noteworthy is the continued migration of North American upstream investment towards liquids-rich resource plays, where multi-phase flow reservoir conditions benefit the most from CARBO’s high conductivity ceramic proppant.”
“We were pleased to commence operations on Line 4 at Toomsboro ahead of schedule and we expect this line to produce at capacity during the fourth quarter. The addition of this line increases our total ceramic proppant capacity to 1.75 billion pounds per year.”
“Regarding our future ceramic plant site in Millen, Georgia, we have completed the due diligence process and are moving forward with the purchase of the real estate needed to construct the plant. Our environmental permit application has been submitted to the Georgia Environmental Protection Department. We have targeted this site for an initial manufacturing capacity of up to 500 million pounds annually and, subject to obtaining permits and approvals in a timely manner, the plant could commence production before the end of 2013.”
Mr. Kolstad continued, “With respect to our resin-coating capacity expansion, New Iberia Line 2 remains on schedule for completion near the end of the fourth quarter. Once completed, this line will increase CARBO’s annual RCS capacity to 350 million pounds. CARBO’s 600 million pound RCS facility in Marshfield, Wisconsin is on schedule for completion before the end of 2012. Additionally, we continue to acquire high quality raw materials for this business, and have already secured multiple years of northern white sand reserves.”
“Going forward, with our strong balance sheet and cash generation capability, we will continue to focus on organic growth, dividends, share repurchases and acquisitions,” Mr. Kolstad concluded.

CARBO Ceramics 2011 Third Quarter Earnings Release
October 27, 2011

As previously announced, a conference call to discuss the Company’s third quarter results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern). To participate in the teleconference, investors in the U.S. should dial 1-877-883-0383 at least 10 minutes before the start time and reference conference number 3333584. Canada-based callers should dial 1-877-885-0477, and international callers outside of North America should dial 1-412-902-6506. The conference call also can be accessed by visiting the company’s website, www.carboceramics.com.
CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells; provider of the industry’s most popular fracture simulation software; and a provider of fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$167,083	$118,517	$467,582	$353,498
Cost of sales	94,390	74,018	270,715	225,193

Gross profit	72,693	44,499	196,867	128,305
Selling, general & administrative expenses	16,622	13,047	46,754	38,732
Start-up costs	127	102	127	621
(Gain) loss on disposal or impairment of assets	(112)	193	1,537	204

Operating profit	56,056	31,157	148,449	88,748
Interest income, net	60	57	160	131
Foreign currency exchange gain (loss), net	86	(63)	(228)	(50)
Other income (expense), net	11	(92)	(119)	(308)

Income before income taxes	56,213	31,059	148,262	88,521
Income taxes	19,302	10,884	51,243	30,620

Net income	$36,911	$20,175	$97,019	$57,901

Earnings per share:
Basic	$1.59	$0.87	$4.19	$2.51

Diluted	$1.59	$0.87	$4.19	$2.50

Average shares outstanding:
Basic	23,027	22,967	23,023	22,968

Diluted	23,028	22,974	23,024	22,977

Depreciation and amortization	$9,174	$6,978	$25,661	$20,308

Selected Balance Sheet Information

	September 30, 2011	December 31, 2010
	(In thousands)
Assets
Cash and cash equivalents	$39,677	$46,656
Other current assets	257,445	190,999
Property, plant and equipment, net	375,741	338,483
Intangible and other assets, net	9,290	10,380
Total assets	694,317	599,571

Liabilities and Shareholders’ Equity
Accrued income taxes	$—	$113
Other current liabilities	66,317	51,134
Deferred income taxes	31,972	26,345
Shareholders’ equity	596,028	521,979

Total liabilities and shareholders’ equity	$694,317	$599,571